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                            CAPITAL ONE MASTER TRUST
       TRUST EXCESS SPREAD ANALYSIS                  DECEMBER-97


Card Trust                                COMT 93-1        COMT 93-4       COMT 94-3      COMT 95-1        COMT 95-2      COMT 95-3
Deal Size                                  $500MM           $700MM          $453MM         $900MM           (NON-US        $1050MM
Expected Maturity:                        10/16/02          1/16/03         6/16/03        6/16/04       TRANSACTION)      8/16/04
Expected Maturity: (Class B)              12/15/98          3/15/99

------------------------------------------------------------------------------------------------------------------------------------
Excess Spread:
  Portfolio Yield                          22.22%           22.22%          22.22%         22.22%             N/A          22.22%
  LES (Wt Avg) Coupon                       5.22%            6.09%           6.26%          6.14%             N/A           6.11%
        SVC Fees                            2.00%            2.00%           2.00%          2.00%             N/A           2.00%
        Charge-Offs                         7.52%            7.52%           7.52%          7.52%             N/A           7.52%
        Transitional Default Amount (1)     4.88%            4.88%           4.88%          4.88%             N/A           4.88%

Excess Spread:  Dec-01                      2.60%            1.73%           1.56%          1.68%             N/A           1.71%
                Nov-01                      7.25%            6.35%           6.20%          6.41%             N/A           6.45%
                Oct-01                      7.09%            6.70%           6.53%          6.64%             N/A           6.67%
3-Mo Avg Excess Spread                      5.65%            4.93%           4.76%          4.91%             N/A           4.94%
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Delinque 30 to 59 days                      2.46%            2.46%           2.46%          2.46%             N/A           2.46%
         60 to 89 days                      1.68%            1.68%           1.68%          1.68%             N/A           1.68%
         90+ days                           2.84%            2.84%           2.84%          2.84%             N/A           2.84%

Monthly Payment Rate                       10.43%           10.43%          10.43%         10.43%             N/A            N/A




Card Trust                                COMT 95-4        COMT 96-1       COMT 96-2      COMT 96-3        COMT 97-1      COMT 97-2
Deal Size                                  $750MM           (NON-US         $750MM         $500MM           (NON-US        (NON-US
Expected Maturity:                         5/16/02       TRANSACTION)      12/16/05        1/16/08       TRANSACTION)   TRANSACTION)
Expected Maturity: (Class B)

------------------------------------------------------------------------------------------------------------------------------------
Excess Spread:
  Portfolio Yield                          22.22%             N/A           22.22%         22.22%             N/A            N/A
  LES (Wt Avg) Coupon                       5.58%             N/A            6.08%          6.11%             N/A            N/A
        SVC Fees                            2.00%             N/A            1.50%          1.50%             N/A            N/A
        Charge-Offs                         7.52%             N/A            7.52%          7.52%             N/A            N/A
        Transitional Default Amount (1)     4.88%             N/A            4.88%          4.88%             N/A            N/A

Excess Spread:  Dec-01                      2.24%             N/A            2.24%          2.21%             N/A            N/A
                Nov-01                      6.65%             N/A            6.98%          6.95%             N/A            N/A
                Oct-01                      6.75%             N/A            7.21%          7.17%             N/A            N/A
3-Mo Avg Excess Spread                      5.21%             N/A            5.48%          5.44%             N/A            N/A
------------------------------------------------------------------------------------------------------------------------------------

Delinque 30 to 59 days                      2.46%             N/A            2.46%          2.46%             N/A            N/A
         60 to 89 days                      1.68%             N/A            1.68%          1.68%             N/A            N/A
         90+ days                           2.84%             N/A            2.84%          2.84%             N/A            N/A

Monthly Payment Rate                       10.43%             N/A           10.43%         10.43%             N/A            N/A

COMMENTS:

(1) During the fourth quarter of 1997 Capital One Bank ("Bank") modified its methodology as to the timing of charge-offs of credit card loans. The Bank now charges off credit card loans at 180 days past-due versus the prior practice of charging off loans during the next billing cycle after becoming 180 days past-due. For the Capital One Master Trust (the "Trust"), this new methodology will take effect in December 1997 and January 1998. For December, this change in methodology resulted in an additional increase of $40,961,451 in the Defaulted Amount and correspondingly an additional increase of 4.88% in the Annualized Default Rate for the Capital One Master Trust. This increase reflects the charge-off of principal receivables in December under the new methodology. In addition, for each series Excess Spread will be reduced proportionately as a result of the increased Defaulted Amount. In January 1998, this new methodology will result in a decrease of approximately $19,000,000/2.28% in the amount of Finance Charge Receivables, reflecting the reversal of finance charges and fees previously accrued for these Defaulted Accounts. Excess Spread of January will also be reduced proportionately as a result of the decrease in Finance Charge Receivables.

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